FOR IMMEDIATE RELEASE

For Information, Contact:

                         Seymour Holtzman, Chairman of the Board
                         Jeff Unger, Investor Relations
                         Designs, Inc.
                         (781) 444-7222

                           RJ Falkner & Company, Inc.
                           Investor Relations Counsel
                         (800) 377-9893
                         info@rjfalkner.com


  DESIGNS, INC. ANNOUNCES INCREASE IN MINIMUM PRICE AND EXTENSION OF DUTCH
                              AUCTION TENDER OFFER

(Needham, MA, December 18, 2000) -- Designs, Inc. (NASDAQ/NMS: DESI), operator of Levi's(R) and Dockers(R) Outlet By Designs stores, today announced that it has increased the minimum price in the price range specified in its pending "Dutch Auction" tender offer for the Company's common stock to $2.50 per share. The Company has also extended the expiration date for its offer to 5:00 p.m., EST, on Friday, December 22, 2000. In increasing the minimum price the Company accommodated regulatory considerations regarding the range of prices in offers of this nature.

      Designs, Inc. was advised by Equiserve Trust Company, the Depositary for the offer, that, as of December 15, 2000, a total of 3,472,996 shares were tendered in the offer. This includes 50,250 shares, tendered through notices of guaranteed delivery, which have not yet been received by the Depositary.

      The terms of the offer are set forth in the Company's Offer to Purchase dated November 14, 2000, as supplemented by a Supplement dated December 18, 2000. Under the terms of the offer, the Company will select the lowest single per-share purchase price that will allow it to buy 1,500,000 shares of its common stock validly tendered and not withdrawn prior to the expiration date. Under applicable SEC regulations, up to an additional 315,639 shares, or 2% of the outstanding shares, may be purchased without further amending or extending the offer. Any shareholder who requires tender offer materials may contact D.F. King and Co., the Information Agent for the offer, at the address and telephone number indicated below.

      Neither Designs, Inc. nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF DESIGNS, INC.'S COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY DESIGNS, INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS DISTRIBUTED TO SHAREHOLDERS BY DESIGNS, INC. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS CAN OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE
AT http://www.sec.gov WITHOUT CHARGE.   SHAREHOLDERS CAN ALSO OBTAIN COPIES
OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, FROM DESIGNS, INC. BY ORAL OR WRITTEN REQUEST TO: DESIGNS, INC. ATTENTION: DENNIS HERNREICH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 66 B STREET, NEEDHAM, MASSACHUSETTS, 02494, OR FROM THE COMPANY'S INFORMATION AGENT, D.F.

KING AND CO., INC., AT 77 WATER STREET, NEW YORK, N.Y. 10005, TELEPHONE 800-758-5880.

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Designs, Inc. operates 106 Levi's(R)Outlet by Designs and Dockers(R)Outlet by Designs stores. These stores are located in outlet parks and malls throughout the eastern United States and Puerto Rico.